KeyBank
Real Estate Capital
Management's Assertion on Compliance
 with the Specified Minimum Servicing Standards

Report of Management

We, as members of management of KeyCorp Real Estate Capital Markets, Inc (the Company), are responsible for complying with the servicing standards identified in the attached Exhibit A (the "specified minimum servicing standards"). We are also responsible for establishing and maintaining effective internal control over compliance with these specified minimum servicing standards. We have performed an evaluation of the Company's compliance with the specified minimum servicing standards as of
December 31, 2005 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 2005, the Company complied, in all material respects, with the specified minimum servicing standards.

As of December 31, 2005 and for the year then ended, the Company had in effect a fidelity bond in the amount of $100,000,000 and an errors and omissions policy in the amount of $100,000,000.

/s/ Marty O'Connor	/s/ Tony Nemec
Marty O'Connor	Tony Nemec
Senior Vice President	Vice President, Investory Reporting
Loan Servicing & Asset Management	and Surveillance

/s/Bryan Nitcher
Bryan Nitcher
Vice President, Portfolio Management

Kansas City, Missouri
January 20, 2006

Exhibit A

Exhibit A

Specified Minimum Servicing Standards

Management of the Company identified the following minimum servicing standards which are based on the servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, (USAP) and, in management's opinion, are applicable to servicing commercial mortgage loans and satisfy the requirements of the underlying servicing agreements.

I. Custodial Bank Accounts

1.	Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:
  be mathematically accurate;
  be prepared within forty-five (45) after the cutoff date;
  be reviewed and approved by someone other than the person who prepared the reconciliation; and
  document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.
2.	Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investor's or a mortgagor's account.

3.	Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

4.	Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.

II. MortgagePayments

1.	Mortgage payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipts.

2.	Mortgage payments made in accordance with the mortgagor's loan documents shall be posted to the applicable mortgagor records with two business days of receipt.

3.	Mortgage payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the mortgagor's loan documents.

4.	Mortgage payments identified as loan payoffs shall be allocated in accordance with the mortgagor's loan documents.

Exhibit A

III. Disbursements

1.	Disbursements made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.

2.	Disbursements made on behalf of a mortgagor or investor shall be posted within two business days to the mortgagor's or investor's records maintained by the servicing entity.

3.
Tax and insurance payments shall be made on or before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively,  provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates.

4.
Any late payment penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor, unless the late payment was due to the mortgagor's error or omission.

5.	Amounts remitted to investors per the servicer's investor reports shall agree with canceled checks or other form of payment, or custodial bank statements.

6.	Unissued checks shall be safeguarded so as to prevent unauthorized access.

IV. Investor Accounting and Reporting

1.
The servicing entity's investor reports shall agree with, or reconcile to, investors' records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

V. Mortgage Loan Accounting

1.	The servicing entity's mortgage loan records shall agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.

2.	Adjustments on ARM loans shall be computed based on the related mortgage note and any ARM rider.

3.	Escrow accounts shall be analyzed, in accordance with the mortgagor's loan documents, on at least an annual basis.

Exhibit A

VI. Insurance Policies

1.	A fidelity bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion